Exhibit 5.1

May 12, 2014

ExamWorks Group, Inc.

3280 Peachtree Road, N.E.

Suite 2625

Atlanta, GA 30305

Re:	ExamWorks Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ExamWorks Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-3, as amended or supplemented (the “Registration Statement”), originally filed with the Securities and Exchange Commission on May 12, 2014 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed registration by the Company of up to 3,560,717 shares of common stock, par value $0.0001 per share, of the Company (the “Selling Stockholder Shares”) for resale by certain of the Company’s selling stockholders.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, corporate records, certificates and other instruments of the Company as we have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (iii) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Selling Stockholder Shares, all of which are issued and outstanding as of the date of this opinion, have been duly authorized, validly issued and fully paid and are nonassessable.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

ExamWorks Group, Inc.

May 12, 2014

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this letter.

Very truly yours,

 /s/ Paul Hastings LLP